[GRAPHIC OMITTED]                                                  Press Release
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                                 Contact:          Denise DesChenes/Kara Findlay
                                                   Citigate Sard Verbinnen
                                                   (212) 687-8080/(312) 895-4700

           FOAMEX INTERNATIONAL ANNOUNCES SECOND QUARTER 2004 RESULTS


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LINWOOD,  PA, August 5, 2004 - Foamex  International  Inc.  (NASDAQ:  FMXI), the
leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2004 second quarter results. The Board of Directors also adopted a Stockholder Rights Plan.

Second Quarter 2004 Results
Sales & Gross Profit
--------------------
Net sales for the second quarter of 2004 were $314.1 million, down 7% from $337.6 million in the second quarter of 2003 due to lower volume in the Automotive segment. Gross profit in the second quarter of 2004 was $40.2 million, up 4% from $38.7 million in the second quarter of 2003. Gross profit margin for the second quarter of 2004 was 12.8%, up from 11.5% in the second quarter of 2003. The gross margin improvement reflects lower operating costs and a better mix of value-added products.

Earnings
--------
Income from operations was $16.7 million for the second quarter of 2004, down 20% from $20.9 million in the second quarter of 2003 as the improved gross profit was more than offset by higher selling, general and administrative (SG&A) expenses. Results for the 2004 period also included restructuring charges of $1.7 million associated with the closing of the New York office and a realignment of the Automotive business. This compares to restructuring credits of $1.6 million recorded in the second quarter of 2003. Selling, general and administrative expenses for the second quarter of 2004 were $21.8 million versus $19.3 million in the second quarter of 2003. The increase in SG&A expenses primarily relates to litigation costs and higher professional fees. Interest and debt issuance expense for the second quarter of 2004 was $18.6 million, a decrease from $19.4 million in the second quarter 2003 due to lower amortization of debt issuance costs.

Net loss for the second quarter of 2004 was $2.6 million, or $0.11 per diluted share, compared with net income of $3.4 million, or $0.13 per diluted share, in the second quarter of 2003.

Commenting on the results, Tom Chorman, Foamex's President and Chief Executive Officer, said: "The business climate in our industry has become more challenging as a result of the rising costs of raw materials and their respective feedstocks. Based on the actions we took earlier in


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

the year to delay the impact of higher chemical costs, and the continued progress of our other profit recovery strategies, we were able to achieve another quarter of gross margin progress. We continue to work with our customers to increase prices to deal with these increasing cost pressures, while also pursuing higher margin business opportunities, supply chain efficiencies and international growth to advance our long-term strategy."

Year to Date Results
Sales & Gross Profit
--------------------
Net sales for the first half of 2004 were $627.8 million, down 6% from $665.8 million in the first half of 2003 as lower volumes in the Automotive segment were only partially offset by higher revenues in the Foam Products segment. Gross profit was $79.9 million, up 16% from $69.2 million in 2003, and gross profit as a percentage of sales increased to 12.7% in 2004 from 10.4% in 2003 due to a better mix of value-added products and lower operating costs.

Earnings
--------
Income from operations was $29.9 million for the first half of 2004, down 2% from $30.5 million in the 2003 period. The improvement in gross profit was offset by higher SG&A expenses, primarily due to a $3.7 million bad debt charge in the first quarter as a result of a customer bankruptcy and the litigation-related costs and professional fees in the second quarter. Also, results for the 2004 period included restructuring charges of $2.2 million associated with the closing of the New York office and a realignment of the Automotive business, compared to restructuring credits of $1.6 million during the six months of 2003.

Interest and debt issuance expense for the first half of 2004 was $37.2 million, a 3% decrease from 2003 due to lower amortization of debt issuance costs.

Net loss for the first half of 2004 was $4.7 million, or $0.19 per diluted share, compared to a net loss of $7.0 million, or $0.29 per diluted share, in 2003.

Business Segment Performance
Foam Products
-------------
Foam Products net sales for the second quarter of 2004 were $126.1 million, up 3% from $122.8 million in the second quarter of 2003, primarily due to higher volumes of value-added products. Income from operations for the second


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


quarter of 2004 was $12.3 million, up 13% from $10.9 million in the second quarter of 2003. The increase primarily reflects the effect of higher volume and improved product mix.

For the six months ended June 27, 2004, Foam Products net sales were $260.5 million, up 8% from $241.0 million in 2003, due to higher volumes of value-added products. Income from operations increased to $28.6 million from $17.9 million, primarily as a result of improved volume and product mix.

Automotive Products
-------------------
Automotive Products net sales for the second quarter of 2004 were $96.6 million, down 22% from $123.5 million in the second quarter of 2003. The decrease is primarily due to lower volumes from sourcing actions by major customers. Income from operations for the second quarter of 2004 was $8.0 million, down 15% from $9.4 million in the second quarter of 2003, primarily due to the effect of lower volume.

For the first six months of 2004, Automotive Products net sales decreased 22% to $190.6 million from $244.7 million in the 2003 first half due to lower volumes from sourcing actions by major customers. Income from operations decreased 31% to $13 million, primarily due to lower sales volume.

Carpet Cushion Products
-----------------------
Carpet Cushion Products net sales for the second quarter of 2004 were $53.6 million, down 1% from $54.1 million in the second quarter of 2003. Income from operations in the second quarter of 2004 was $3.4 million as compared to $1.6 million in the second quarter of 2003, primarily due to lower material and operating costs.

For the first six months of 2004, Carpet Cushion Products net sales decreased 3% to $99.7 million from $103.2 in the 2003 first half, primarily due to volume declines. Income from operations was $4.7 million in the first half of 2004 compared to $1.0 million during the same period in 2003, primarily due to lower material and operating costs.

Technical Products
------------------
Technical Products net sales for the second quarter of 2004 were $31.3 million, up 2% from $30.6 million in the second quarter of 2003. Income from operations for the second quarter of 2004 was $8.5 million, down 14% from $9.8 million in the second quarter of 2003, primarily due to negative mix and pricing effects.

For the first six months of 2004, Technical Products net sales decreased marginally to $62.3 million from $63.0 million in 2003. Income from operations decreased 8% to $17.3 million for the first six months of 2004 compared to $18.7 million in the same period in 2003 primarily due to the negative mix effect.

Stockholder Rights Plan
Foamex also announced today that the Board of Foamex International adopted a stockholder rights plan on August 5, 2004. The plan is intended to protect and maximize the value of shareholders' interests in the event of an unsolicited offer.

Commenting on the Stockholder Rights Plan, Raymond E. Mabus, Jr., Chairman of the Board, stated: "By adopting a stockholder rights plan, Foamex has taken proactive steps to ensure that the Board and stockholders have a reasonable amount of time to consider any offers for the Company's stock, as well as to give the Board more time to consider other alternatives to maximize shareholder value. Foamex is not adopting the rights plan in response to any specific effort to acquire control of the Company and is presently unaware of any takeover plans. In fact, this rights plan is similar to plans adopted by other companies as it is designed to make certain the Foamex Board has the ability to negotiate the terms and conditions of any acquisition of a substantial block of stock by third parties."


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


Under the rights plan, each common shareholder will receive a dividend of one preferred share purchase right (a "Right") for each share of Common Stock held of record at the close of business on August 16, 2004. Each Right entitles its holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock at an exercise price of $20.00.

The Rights will become exercisable only if a person or group beneficially acquires 20% or more of the stockholder voting power of Foamex or if a person or group announces a tender offer which, if consummated, would result in such person or group beneficially owning 20% or more of such voting power, in either case without the approval of the Foamex Board. The Board of Directors may, at its option, redeem the Rights at $0.001 per Right or amend the rights plan within a certain period of time before the rights become exercisable.

Under most circumstances involving an acquisition by a person or group of 20% or more of the stockholder voting power of Foamex, and in which the Rights become exercisable, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, to purchase Common Stock of the Company at a 50% discount. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the Common Stock of an acquirer of the Company at a 50% discount.

Unless earlier redeemed, exercised or exchanged, the Rights will expire on August 4, 2014. The distribution of the Rights will not be taxable to stockholders. A summary of the rights plan will be mailed to stockholders of Foamex International Inc. and a Current Report on Form 8-K will be filed in connection with the adoption of the rights plan.

Conference Call and Replay
Foamex management will host a conference call today, August 5, 2004, at 11:00 a.m. EDT to discuss the Company's second quarter 2004 results. Investors can access the conference call in the U.S. by dialing (888) 390-2576 (international callers, dial (484) 630-8116), asking to be connected to the Foamex investor call led by Tom Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company's web site that will be available shortly after the call.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the


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


Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to cost savings and restructuring charges, the expected benefits of expanding the use of VPFSM technology, the Company's ability to introduce new products, enhance sales growth and margins and the outlook for the Company's financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its capital and debt structure (including financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

                                      # # #


                           (financial tables attached)

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


                   Foamex International Inc. and Subsidiaries
                      Consolidated Statements of Operations
                         ($ Thousands, except EPS data)
                                   [Unaudited]


                                                                Second Quarter Comparative           YTD Comparative
                                                                    2004            2003            2004            2003
                                                                    ----            ----            ----            ----

Net Sales                                                         $314,140        $337,637        $627,758        $665,788

Cost of Goods Sold                                                 273,959         298,963         547,818         596,577
                                                                  -------         --------        --------        --------

Gross Profit                                                        40,181          38,674          79,940          69,211

Selling, General & Administrative Expenses                          21,807          19,315          47,792          40,214

Restructuring Charges (Credits)                                      1,716         (1,551)           2,244         (1,551)
                                                                  -------         --------        --------        --------

Income from Operations                                              16,658          20,910          29,904          30,548

Interest and Debt Issuance Expense                                  18,598          19,378          37,209          38,489

Income (Loss) from Equity Interest in Joint Ventures                   (2)             513             275             879
Other Income (Expense) Net                                           (740)           (233)             252         (1,848)
                                                                  -------         --------        --------        --------

Income (Loss) Before Benefit for Income Taxes                      (2,682)           1,812         (6,778)         (8,910)

Benefit for Income Taxes                                              (65)         (1,633)         (2,046)         (1,933)
                                                                  -------         --------        --------        --------

Net Income (Loss)                                                 $(2,617)        $ 3,445         $ (4,732)       $ (6,977)
                                                                  =======         =======         ========        ========
--------------------------------------------------------------------------------------------------------------------------

Net Income (Loss) Per Share - Basic                               $ (0.11)        $  0.14         $  (0.19)       $  (0.29)
                                                                  =======         =======         ========        ========

Net Income (Loss) Per Share - Diluted                             $ (0.11)        $  0.13         $  (0.19)       $  (0.29)
                                                                  =======         =======         ========        ========

Weighted Average Number of Shares - Basic                          24,443          24,407           24,440          24,379
                                                                  =======         =======         ========        ========

Weighted Average Number of Shares - Diluted                        24,443          25,914           24,440          24,379
                                                                  =======         =======         ========        ========



                                     -more-


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

                   Foamex International Inc. and Subsidiaries

                             Selected Financial Data
                                   ($Millions)
                                   (Unaudited)


                                                  As of                    As of
                                              June 27, 2004          December 28, 2003
                                              -------------          -----------------
Balance Sheet:
   Cash                                             $4.6                    $6.6

   Accounts Receivable, Net                       $183.8                  $181.3

   Inventories                                    $100.2                   $95.9

   Current Assets                                 $326.7                  $326.6

   Total Assets                                   $786.5                  $789.9

   Revolving Credit Borrowings                    $115.1                   $96.1

   Accounts Payable                                $92.8                   $98.3

   Current Liabilities                            $305.2                  $295.4

   Long-Term Debt                                 $633.6                  $640.6

   Total Debt                                     $757.7                  $745.6

   Stockholders' Deficiency                      $(208.4)                $(203.1)



                                          Two Quarters Ended       Two Quarters Ended
                                             June 27, 2004            June 29, 2003
                                          ------------------       -----------------
Other:
   Depreciation and Amortization                   $12.2                   $13.0

   Capital Expenditures                             $3.1                    $3.2

